                                                                    EXHIBIT 12.1


                        J. BAKER, INC. AND SUBSIDIARIES
                       Statement Re Computation of Ratios
                             (Dollars in thousands)


                                                                                 Fiscal Years Ended
                                                   ---------------------------------------------------------------------------
                                                   January 30,    January 29,    January 28,    February 3,        February 1,
                                                      1993           1994           1995           1996*              1997**
                                                   -----------    -----------    -----------    -----------        -----------
Historical ratio of earnings to fixed charges

Earnings (loss) from continuing operations
  before taxes and extraordinary item per
  consolidated statements of earnings                $21,076        $36,424        $36,899        $(64,425)        $(157,274)

Add:
  Portion of rents representative of the
    interest factor                                    6,564         15,227         17,593          17,316            16,283
  Interest on indebtedness including the
    amortization of debt expense and
    detachable warrant value (1)                       9,863         11,728         14,231          18,754            19,554
                                                     -------        -------        -------        --------         ---------
Earnings (loss) before fixed charges,
  as adjusted                                        $37,503        $63,379        $68,723        $(28,355)        $(121,437)
                                                     =======        =======        =======        ========         =========
Fixed charges
  Interest on indebtedness including the
    amortization of debt expense and
    detachable warrant value (1)                     $ 9,863        $11,728        $14,231        $ 18,754         $  19,554
                                                     -------        -------        -------        --------         ---------
Rents                                                $19,691        $45,680        $52,780        $ 51,948         $  48,850
  Portion of rents representative of
    the interest factor (2)                          $ 6,564        $15,227        $17,593        $ 17,316         $  16,283
                                                     -------        -------        -------        --------         ---------
  Fixed charges (1)+(2)                              $16,427        $26,955        $31,824        $ 36,070         $  35,837
                                                     =======        =======        =======        ========         =========

Ratio of earnings (loss) to fixed charges                2.3x           2.4x           2.2x            (.8)x            (3.4)x
                                                     =======        =======        =======        ========         =========

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(*)   1996 reflects the impact of restructuring charges of $69,300,000.
(**)  1997 reflects the impact of restructuring and other non-recurring charges of $122,309,000.